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                                                                    Exhibit 99.4



                                   SCHEDULE B

                             ARRANGEMENT RESOLUTION

           SPECIAL RESOLUTION OF THE SEAGRAM COMPANY LTD. SHAREHOLDERS



BE IT RESOLVED THAT:

1. The arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "CBCA") involving The Seagram Company Ltd. ("Seagram"), as more particularly described and set forth in the Management Information Circular (the "Circular") of Seagram accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

2. The plan of arrangement (the "Plan of Arrangement") involving Seagram, the full text of which is set out as Schedule F to the Merger Agreement (the "Merger Agreement") dated as of June 19, 2000, among Vivendi S.A., Canal Plus S.A., Sofiee S.A., 3744531 Canada Inc. and Seagram (as the Plan of Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Seagram or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of Seagram are hereby authorized and empowered without further notice to or approval of the shareholders of Seagram (i) to amend the Merger Agreement or the Plan of Arrangement to the extent permitted by the Merger Agreement, and (ii) subject to the terms of the Merger Agreement, not to proceed with the Arrangement.

4. Any officer or director of Seagram is hereby authorized and directed for and on behalf of Seagram to execute, under the seal of Seagram or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Merger Agreement for filing.

5. Any officer or director of Seagram is hereby authorized and directed for and on behalf of Seagram to execute or cause to be executed, under the seal of Seagram or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby.